Exhibit 99.1

BRE Properties Announces Terms of Common Stock Offering

SAN FRANCISCO, Sept. 17 /PRNewswire-FirstCall/ — BRE PROPERTIES, INC. (NYSE: BRE) yesterday entered into an agreement to sell 3,000,000 shares of its common stock, with net proceeds to the company of $32.651 per share, which represents a 3.4% discount from the New York Stock Exchange closing price of $33.80 per share on September 16, 2003. The offering was underwritten by Wachovia Securities, and the shares were re-offered to the public by the underwriter at a price of $33.10 per share. The offering is expected to close on September 22, 2003. BRE has granted the underwriter an option to purchase an additional 450,000 shares to cover over-allotments.

BRE intends to use the net proceeds, after all discounts, commissions and anticipated issuance costs, of approximately $97.7 million for general corporate purposes, which may include the repayment of debt, redemption of equity securities, funding for development activities and financing for acquisitions. With respect to acquisitions, the company has entered into purchase and sale agreements to acquire two apartment communities in Southern California with 838 units, and an estimated aggregate purchase price of approximately $85 million. Pending such uses, the company may temporarily reduce revolving credit borrowings under its $350 million credit facility.

All common shares are being offered under BRE’s existing shelf registration statement filed with the Securities and Exchange Commission. A prospectus supplement related to the public offering will be filed with the Securities and Exchange Commission. When available, copies of the prospectus supplement relating to the offering may be obtained from Wachovia Securities, 7 Saint Paul Street, 1st Floor, Baltimore, MD 21202.

This news release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state.

About BRE Properties

BRE Properties — a real estate investment trust — develops, acquires and manages apartment communities convenient to its customers’ work, shopping, entertainment and transit in supply-constrained Western U.S. markets. BRE directly owns and operates 77 apartment communities totaling 21,943 units in California, Arizona, Washington, Utah and Colorado. The company currently has six other apartment communities in various stages of development and construction, totaling 1,120 units, and joint venture interests in two additional apartment communities, totaling 488 units. Additional information about BRE is available at www.breproperties.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Except for the historical information contained herein, this news release contains forward-looking statements including the intended uses of net proceeds and the expected closing date of the offering, and is based on the company’s current expectations and judgment. Actual results could vary materially depending on risks and uncertainties inherent to general and local real estate conditions, competitive factors specific to markets in which BRE operates, legislative or other regulatory decisions, future interest rate levels or capital markets conditions. The company assumes no liability to update this information. For more details, please refer to the company’s SEC filings, including its most recent Annual Report on Form 10-K/A and quarterly reports on Form 10-Q.

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